December 23, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously principal accountants for CIB Marine Bancshares, Inc. and, under the date of April 15, 2009, we reported on the consolidated financial statements of CIB Marine Bancshares, Inc. as of and for the years ended December 31, 2008 and 2007. On December 18, 2009, we were dismissed. We have read CIB Marine Bancshares, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 23 2009, and we agree with such statements, except that we are not in a position to agree or disagree with CIB Marine Bancshares, Inc.’s statements that the change was approved by the board of directors and that CIB Marine Bancshares, Inc. did not consult with Crowe Horwath LLP regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

(signed) KPMG LLP